Exhibit 10.5

Service Agreement

CANYON GOLD CORP. (CGCC) herewith engages the Services of Delbert G. Blewett (Blewett) as the President and CEO of CGCC.

Blewett shall be paid as follows:

a)	Starting on May 01, 2011
b)	If an when services are required, not to exceed $ 2,500.00 per month.
c)	Office space $ 250.00 per month
d)	All of above is based on invoicing by Blewett

The above fee given in b) may be paid in either cash or shall accrue as payable to Blewett on the books of the company, payable in the common stock of the CGCC.

The common stock of the company shall be issued to Blewett within 30 days from completion of a one year service and or within 30 days from termination of the service by Blewett to CGCC.

No Interest consideration on any accrued payable.

Agreed to and signed this 30th day of April 2011.

CANYON GOLD CORP.

/s/Delbert Blewett
Delbert Blewett, President & CEO